FOR IMMEDIATE RELEASE

AMAG PHARMACEUTICALS ANNOUNCES THIRD QUARTER 2017 FINANCIAL RESULTS
AND BUSINESS HIGHLIGHTS
Intrarosa® (prasterone) launch progressing well with nearly 2,000 prescribing physicians in the first 100 days since launch
Conference call scheduled for 8:00 a.m. ET today

WALTHAM, MA (November 2, 2017) – AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today reported unaudited consolidated financial results for the quarter ended September 30, 2017 and updated its full year 2017 financial guidance.

Total GAAP revenue for the third quarter of 2017 increased to $153.7 million, 7% higher than the same period last year. The year-over-year increase was driven by sales growth across the product portfolio, including strong performance from Feraheme® (ferumoxytol), which grew 17%. While third quarter sales of Makena® (hydroxyprogesterone caproate) grew 5% versus the same quarter of last year, ex-factory sales were lower than anticipated due to slower-than-expected growth in underlying demand and a reduction in channel inventory. The company reported an operating loss of $249.7 million in the third quarter of 2017 due to a $319.2 million non-cash accounting charge related to the impairment of an intangible asset. This compares with operating income of $38.8 million in the same period last year. Non-GAAP adjusted EBITDA totaled $56.7 million in the third quarter of 2017, compared with $76.2 million in the third quarter of 2016.1

“Third quarter sales of Makena grew slower than forecasted, and we have updated our full year expectations accordingly. Feraheme and CBR are both on a steady growth track, and we are confirming our previous full year expectations for these products," said William Heiden, AMAG’s president and chief executive officer. “Looking ahead, we are preparing for the potential February 2018 approval of our next generation Makena subcutaneous auto-injector and for the broader Feraheme label. We also continue to invest in the growth of our new products, and are pleased with early physician and patient response to Intrarosa and the trajectory of the launch. In addition, we are preparing to submit our NDA for bremelanotide early next year.”

Third Quarter 2017 and Recent Business Highlights:

•
Launched Intrarosa, the first and only FDA-approved locally administered non-estrogen[2] product for the treatment of moderate to severe dyspareunia (pain during intercourse), a symptom of vulvar and vaginal atrophy (VVA), due to menopause:

–	Made significant formulary progress with commercial insurers and are on track to achieve 65% unrestricted coverage by year end;

–	Visited 19,000 healthcare providers at least once since launch;

–	Broadly distributed patient copay savings cards to OB/GYN offices (also available at www.intrarosa.com); and

–	More than 6,000 prescriptions written in the first 100 days;

•	AMAG's partner, Endoceutics, Inc., initiated a Phase 3 study to assess the effectiveness of Intrarosa for the treatment of hypoactive sexual desire disorder (HSDD) in post-menopausal women;

1 See summaries of GAAP to non-GAAP adjustments at the conclusion of this press release.
2 Intrarosa is converted by enzymes in the body into androgens and estrogens, though the mechanism of action is not fully established.

•
Received U.S. Food and Drug Administration (FDA) acceptance for review of the Feraheme submission to broaden the current label to include the treatment of all adults with iron deficiency anemia (IDA) with a PDUFA date of February 2, 2018;

•	Feraheme abstracts selected for:

–	November 3 podium presentation (Phase 3 hypophosphatemia data) at the 2017 American Society of Nephrology (ASN) Annual Meeting in New Orleans;

–	December 11 poster presentation (Phase 3 safety and efficacy data) at the 2017 American Society of Hematology (ASH ) Annual Meeting in Atlanta;

•	Grew Makena market share to 50%;

•	Reached 700,000 units stored at Cord Blood Registry;

•	Held a productive pre-New Drug Application (NDA) meeting with the FDA and expect to submit the NDA for bremelanotide in the first quarter of 2018;

•	Continued balance sheet optimization by reducing debt by approximately $45 million during the third quarter of 2017 and subsequent period; and

•	Ended the quarter with $394.1 million of cash and investments.

Intrarosa Launch Update
Since AMAG launched Intrarosa on July 24, the product has been prescribed by nearly 2,000 healthcare providers (HCPs), and the number of HCPs gaining clinical experience with Intrarosa is growing rapidly. During the third quarter, AMAG implemented a comprehensive copay savings program that helps ensure access to any commercially insured patient who receives an Intrarosa prescription. The program has been successful in driving rapid patient uptake regardless of formulary status. The near-term negative impact of the program on net revenue per prescription and total Intrarosa revenues (updated 2017 Intrarosa revenue guidance to between $1 million and $3 million) is anticipated to improve significantly as commercial formulary coverage continues to expand. AMAG's current efforts focus on expanding physician awareness and education of Intrarosa, and the company expects to initiate a broad digital and social media patient engagement program in early 2018. This program will help the many women suffering from dyspareunia who are currently untreated to understand the benefits of a non-estrogen therapy and the importance of talking to their physician about their symptoms and treatment options.

Makena Intramuscular (IM) Formulation Update
While third quarter sales of Makena increased 5% year-over-year, they were lower than second quarter 2017 sales. This sequential quarter decrease was the result of a reduction in inventory related to a late second quarter inventory build, as well as slower growth in underlying demand, due in part to the adverse impact of the hurricanes in Florida and Texas. The company anticipates sales of Makena in the fourth quarter of 2017 to be lower than previously expected due to the continued impact of the reduced number of patients initiating therapy in the third quarter. Based on third quarter results and fourth quarter expectations, the company has updated 2017 Makena revenue guidance to between $385 million and $395 million.

During the third quarter of 2017, AMAG updated its long-range revenue forecast to reflect new information received from a variety of sources related to potential generic competitors to the intramuscular formulation (IM) of Makena. Based on revised long-range projections, the company determined that the current fair market value of the Makena IM intangible asset was less than its net book value, and therefore recorded a non-cash impairment charge of $319.2 million. The company also determined that the current fair value of the Makena subcutaneous auto-injector (currently under review with the FDA) was greater than its carrying value and, therefore, was not impaired.

“We believe the long-term value of the Makena franchise resides in the next generation Makena subcutaneous auto-injector,” commented Mr. Heiden. “We continue to believe that generic entry to Makena IM will likely occur in the second half of 2018, and we are prepared to implement our generic strategy earlier if necessary.”

Third Quarter Ended September 30, 2017 (unaudited)
Financial Results (GAAP Basis)
Total revenues for the third quarter of 2017 increased 7% to $153.7 million, compared with $143.8 million in the third quarter of 2016. Net product sales of Makena increased 5% to $97.6 million in the third quarter of 2017, compared with $93.4 million in the same period last year. Sales of Feraheme and MuGard® increased 18% to $26.3 million in the third quarter of 2017, compared with $22.4 million in the third quarter of 2016. Service revenue from CBR increased 5% to $29.4 million in the third quarter of 2017, compared with $28.0 million in the same period last year.

Costs and expenses, including costs of product sales and services, totaled $403.5 million in the third quarter of 2017, compared with $105.0 million for the same period in 2016. This increase was primarily due to the $319.2 million Makena-related non-cash impairment charge, partially offset by an adjustment to contingent consideration of $49.9 million. Excluding these two accounting items, total costs and expenses increased to $134.2 million from $105.0 million in the prior year period. The increase is consistent with our previously stated plans to invest in the commercial launch of Intrarosa, including the company's newly hired women's health sales force and marketing programs to help drive awareness of Intrarosa. Research and development expenses decreased slightly versus the third quarter of last year. This decrease was primarily related to the completion of both the Feraheme study in support of the broader label and the Makena pharmacokinetic study for subcutaneous administration, partially offset by increased pre-NDA bremelanotide-related costs.

The impact of the non-cash impairment charge in the third quarter of 2017 contributed to an operating loss of $249.7 million in the third quarter of 2017, as compared to operating income of $38.8 million for the same period last year. The company reported a net loss of $152.1 million, or ($4.31) per basic and diluted share, for the third quarter of 2017, compared with net income of $16.2 million, or $0.47 per basic share and $0.43 per diluted share, for the same period in 2016.

Financial Results (Non-GAAP Basis)1
Non-GAAP revenue totaled $155.1 million in the third quarter of 2017, up from $145.8 million in the third quarter of 2016.

Total costs and expenses on a non-GAAP basis totaled $98.4 million in the third quarter of 2017, compared with $69.6 million in the third quarter of 2016. This increase primarily related to investments the company has made to support the commercialization of Intrarosa.

Non-GAAP adjusted EBITDA for the third quarter of 2017 was $56.7 million, resulting in an adjusted EBITDA margin of 37%. This compares to non-GAAP adjusted EBITDA of $76.2 million in the third quarter of 2016. The decline in adjusted EBITDA for the third quarter of 2017 was in line with the company's expectations and previously stated plans to invest in the continued development and commercialization of its newer products to create long-term shareholder value.

Balance Sheet Highlights
As of September 30, 2017, the company’s cash and investments totaled $394.1 million and total debt (principal amount outstanding) was $841.4 million, net of approximately $20 million in repurchases of its convertible senior notes due in 2019. In addition, in October the company repurchased $25 million of the company's 7.875% senior notes due in 2023.

Updated 2017 Financial Guidance
"As part of our revised full year financial guidance, we expect to mitigate the impact of reduced revenue expectations on adjusted EBITDA through disciplined expense management," said Ted Myles, AMAG's chief financial officer. "The company's strong liquidity, which includes nearly $400 million of cash on hand, extended debt maturities and continued EBITDA generation, positions us well for future investment in our existing product base and additional business development to further expand our portfolio.

	2017 GAAP Guidance		2017 Non-GAAP Guidance[3]
$ in millions	Previous	Updated	Previous	Updated
Makena sales	$410 - $440	$385 - $395	$410 - $440	$385 - $395
Feraheme and MuGard sales	$100 - $110	No change	$100 - $110	No change
CBR service revenue	$110 - $120	No change	$115 - $125[4]	No change
Intrarosa sales	$5 - $15	$1 - $3	$5 - $15	$1 - $3
Total revenue	$625 - $685	$596 - $628	$630 - $690	$601 - $633

Net loss	($62) - ($31)	($235) - ($220)	N/A	N/A
Operating income (loss)	($23) - $27	($319) - ($299)	N/A	N/A
Adjusted EBITDA	N/A	N/A	$210 - $260	$210 - $230

3 See reconciliation of 2017 financial guidance at the conclusion of this press release.
4 Revenue includes purchase accounting adjustments related to CBR deferred revenue.

Conference Call and Webcast Access
AMAG Pharmaceuticals, Inc. will host a conference call and webcast today at 8:00 a.m. ET to discuss the company's third quarter 2017 financial results and recent business highlights.

Dial-in Number
U.S./Canada dial-in number: (877) 412-6083
International dial-in number: (702) 495-1202
Conference ID: 96691011

Replay dial-in number: (855) 859-2056
Replay International dial-in number: (404) 537-3406
Conference ID: 96691011

A telephone replay will be available from approximately 11:00 a.m. ET on November 2, 2017 through midnight on November 8, 2017.

The webcast with slides will be accessible through the Investors section of AMAG’s website at www.amagpharma.com. A replay of the webcast will be archived on the website for 30 days.

Use of Non-GAAP Financial Measures
AMAG has presented certain non-GAAP financial measures, including non-GAAP revenue, non-GAAP costs and expenses, non-GAAP adjusted EBITDA (earnings before income taxes, depreciation and amortization), and non-GAAP adjusted EBITDA margin. These non-GAAP financial measures exclude certain amounts, revenue, expenses or income, from the corresponding financial measures determined in accordance with accounting principles generally accepted in the U.S. (GAAP). Management believes this non-GAAP information is useful for investors, taken in conjunction with AMAG’s GAAP financial statements, because it provides greater transparency regarding AMAG’s operating performance. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of AMAG’s operating results as reported under GAAP, not as a substitute for GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures are included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

About AMAG
AMAG is a biopharmaceutical company focused on developing and delivering important therapeutics, conducting clinical research in areas of unmet need and creating education and support programs for the patients and families we serve. Our currently marketed products support the health of patients in the areas of maternal and women's health, anemia management and cancer supportive care. Through CBR®, we also help families to preserve newborn stem cells, which are used today in transplant medicine for certain cancers and blood, immune and metabolic disorders, and have the potential to play a valuable role in the ongoing development of regenerative medicine. For additional company information, please visit www.amagpharma.com.

About Intrarosa® (prasterone)
Intrarosa is a steroid indicated for the treatment of moderate to severe dyspareunia, a symptom of vulvar and vaginal atrophy, due to menopause. Intrarosa contains prasterone, a synthetic form of dehydroepiandrosterone (DHEA), which is an inactive endogenous steroid. Intrarosa is administered locally in the vagina, and is converted by enzymes in the body into androgens and estrogens. The mechanism of action is not fully established. In clinical studies, Intrarosa demonstrated efficacy through improvement in percentage of superficial cells and parabasal cells, pH and pain with intercourse.

Intrarosa is contraindicated in women with undiagnosed abnormal genital bleeding. Estrogen is a metabolite of prasterone. Use of exogenous estrogen is contraindicated in women with a known or suspected history of breast cancer. Intrarosa has not been studied in women with a history of breast cancer.

In four 12-week randomized, placebo-controlled clinical trials, the most common adverse reaction with an incidence ≥2 percent was vaginal discharge. In one 52-week open-label clinical trial, the most common adverse reactions with an incidence ≥2 percent were vaginal discharge and abnormal pap smear. There were 11 cases of abnormal pap smears.

Please see full Prescribing Information available at www.intrarosa.com.

About Makena® (hydroxyprogesterone caproate injection)
Makena is a progestin indicated to reduce the risk of preterm birth in women pregnant with a single baby who have a history of singleton spontaneous preterm birth.

The effectiveness of Makena is based on improvement in the proportion of women who delivered <37 weeks of gestation. There are no controlled trials demonstrating a direct clinical benefit, such as improvement in neonatal mortality and morbidity.

Limitation of use: While there are many risk factors for preterm birth, safety and efficacy of Makena has been demonstrated only in women with a prior spontaneous singleton preterm birth. It is not intended for use in women with multiple gestations or other risk factors for preterm birth.

Makena should not be used in women with any of the following conditions: blood clots or other blood clotting problems, breast cancer or other hormone-sensitive cancers, or history of these conditions; unusual vaginal bleeding not related to the current pregnancy, yellowing of the skin due to liver problems during pregnancy, liver problems, including liver tumors, or uncontrolled high blood pressure. Before patients receive Makena, they should tell their healthcare provider if they have an allergy to hydroxyprogesterone caproate, castor oil, or any of the other ingredients in Makena; diabetes or prediabetes, epilepsy, migraine headaches, asthma, heart problems, kidney problems, depression, or high blood pressure.

In one clinical study, certain complications or events associated with pregnancy occurred more often in women who received Makena. These included miscarriage (pregnancy loss before 20 weeks of pregnancy), stillbirth (fetal death occurring during or after the 20th week of pregnancy), hospital admission for preterm labor, preeclampsia (high blood pressure and too much protein in the urine), gestational hypertension (high blood pressure caused by pregnancy), gestational diabetes, and oligohydramnios (low amniotic fluid levels).

Makena may cause serious side effects including blood clots, allergic reactions, depression, and yellowing of the skin and the whites of the eyes. The most common side effects of Makena include injection site reactions (pain, swelling, itching, bruising, or a hard bump), hives, itching, nausea, and diarrhea.

For additional product information, including full prescribing information, please visit www.makena.com.

About Feraheme® (ferumoxytol)
Feraheme received marketing approval from the FDA on June 30, 2009 for the treatment of IDA in adult CKD patients and was commercially launched by AMAG in the U.S. shortly thereafter. Ferumoxytol is protected in the U.S. by seven issued patents covering the composition and dosage form of the product. Six of the issued patents are listed in the FDA’s Orange Book, the last of which expires in June 2023.

Fatal and serious hypersensitivity reactions including anaphylaxis have occurred in patients receiving Feraheme. Initial symptoms may include hypotension, syncope, unresponsiveness, cardiac/cardiorespiratory arrest. Feraheme is contraindicated in patients with a known hypersensitivity to Feraheme or any of its components, or a history of allergic reaction to any intravenous iron product.

For additional product information, please see full Prescribing Information, including Boxed Warning, available at www.feraheme.com.

About Cord Blood Registry® (CBR)
CBR is the world’s largest private newborn stem cell company. Founded in 1992, CBR is entrusted by parents with storing approximately 700,000 umbilical cord blood and cord tissue units. CBR is dedicated to advancing the clinical application of newborn stem cells by partnering with reputable research institutions on FDA-regulated clinical trials for conditions that have no cure today. For more information, visit www.cordblood.com.

About Bremelanotide
Bremelanotide, an investigational product, is thought to possess a novel mechanism of action, activating endogenous melanocortin pathways involved in sexual desire and response.

The two Phase 3 studies for hypoactive sexual desire disorder (HSDD) in pre-menopausal women consisted of double-blind placebo-controlled, randomized parallel group studies comparing a subcutaneous dose of 1.75 mg of bremelanotide delivered via an auto-injector pen to placebo. Each trial consisted of more than 600 patients randomized in a 1:1 ratio to either the treatment arm or placebo with a 24 week evaluation period. In both clinical trials, bremelanotide met the pre-specified co-primary efficacy endpoints of improvement in desire and decrease in distress associated with low sexual desire as measured using validated patient-reported outcome instruments.

Women in the trials had the option, after completion of the trial, to continue in an open-label safety extension study for an additional 12 months. Nearly 80% of patients elected to remain in the open-label portion of the study, and all of these patients received bremelanotide.

In both Phase 2 and Phase 3 clinical trials, the most frequent adverse events were nausea, flushing, and headache, which were generally mild-to-moderate in severity.

Bremelanotide has no known alcohol interactions.

Forward-Looking Statements
This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, the anticipated timing to submit the bremelanotide NDA in the first quarter of 2018; beliefs that the negative impact on net Intrarosa revenue per prescription will improve significantly as commercial formulary coverage expands; AMAG’s plans to initiate a broad digital and social media engagement program in early 2018 and the expected benefits of the program on untreated women suffering from dyspareunia; expectations that Makena revenues in the fourth quarter of 2017 will be lower than previously expected; AMAG’s 2017 updated financial guidance, including GAAP and non-GAAP revenues, GAAP operating income, non-GAAP adjusted EBITDA and GAAP and non-GAAP net income; AMAG’s belief that much of the impact of the reduction in expected 2017 revenues will be mitigated through expense management; beliefs that a generic competitor of the Makena IM product will enter the market in the second half of 2018; beliefs that disciplined expense management, strong liquidity profile and continued EBITDA generation positions AMAG well for future investment in its’ portfolio; expected 2017 third quarter financial results, including revenues and year end cash, cash equivalents and investments balances and total debt; and beliefs that newborn stem cells have the potential to play a valuable role in the development of regenerative medicine are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent filings with the SEC. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® and Feraheme® are registered trademark of AMAG Pharmaceuticals, Inc. MuGard® is a registered trademark of Abeona Therapeutics, Inc. Makena® is a registered trademark of AMAG Pharmaceuticals IP, Ltd. Cord Blood Registry® and CBR® are registered trademarks of Cbr Systems, Inc. Intrarosa® is a registered trademark of Endoceutics, Inc.

– Tables Follow –

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands, except for per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Makena	$97,635	$93,387	$286,771	$236,824
Feraheme/MuGard	26,336	22,390	80,059	71,500
Cord Blood Registry	29,410	27,965	84,365	71,863
Intrarosa	360	—	360	—
License fee, collaboration and other revenues	—	40	53	313
Total revenues	153,741	143,782	451,608	380,500
Operating costs and expenses:
Cost of product sales	31,085	25,706	90,761	65,942
Cost of services	5,559	4,984	16,130	15,705
Research and development expenses	16,274	17,116	63,021	45,579
Acquired in-process research and development	—	—	65,845	—
Selling, general and administrative expenses	31,307	57,216	182,719	172,314
Impairment charges of intangible assets	319,246	—	319,246	15,963
Restructuring expenses	—	—	—	712
Total costs and expenses	403,471	105,022	737,722	316,215
Operating (loss) income	(249,730)	38,760	(286,114)	64,285

Other (expense) income:
Interest expense	(16,847)	(18,309)	(52,403)	(55,002)
Loss on debt extinguishment	(314)	—	(9,830)	—
Interest and dividend income	487	838	2,181	2,319
Other (expense) income	—	(24)	(43)	197
Total other (expense) income	(16,674)	(17,495)	(60,095)	(52,486)
(Loss) income before income taxes	(266,404)	21,265	(346,209)	11,799
Income tax (benefit) expense	(114,343)	5,069	(143,521)	3,725
Net (loss) income	$(152,061)	$16,196	$(202,688)	$8,074

Net (loss) income per share
Basic	$(4.31)	$0.47	$(5.80)	$0.23
Diluted	$(4.31)	$0.43	$(5.80)	$0.23

Weighted average shares outstanding used to compute net loss per share:
Basic	35,311	34,171	34,948	34,377
Diluted	35,311	42,111	34,948	34,764

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$257,914	$274,305
Investments	136,186	304,781
Accounts receivable, net	97,762	92,375
Inventories	36,543	37,258
Prepaid and other current assets	11,430	9,839
Total current assets	539,835	718,558
Property, plant and equipment, net	24,833	24,460
Goodwill	639,484	639,484
Intangible assets, net	769,160	1,092,178
Restricted cash	2,653	2,593
Other long-term assets	801	1,153
Total assets	$1,976,766	$2,478,426
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,511	$3,684
Accrued expenses	190,457	156,008
Current portion of long-term debt	—	21,166
Current portion of acquisition-related contingent consideration	99,106	97,068
Deferred revenues	41,623	34,951
Total current liabilities	339,697	312,877
Long-term liabilities:
Long-term debt, net	490,518	785,992
Convertible notes, net	264,899	179,363
Acquisition-related contingent consideration	1,582	50,927
Deferred tax liabilities	55,800	197,066
Deferred revenues	22,312	14,850
Other long-term liabilities	1,651	2,962
Total liabilities	1,176,459	1,544,037
Total stockholders’ equity	800,307	934,389
Total liabilities and stockholders’ equity	$1,976,766	$2,478,426

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net (loss) income	$(202,688)	$8,074
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	88,941	68,960
Impairment of intangible assets	319,246	15,963
Provision for bad debt expense	3,503	2,209
Amortization of premium/discount on purchased securities	218	518
Non-cash equity-based compensation expense	18,058	16,809
Non-cash IPR&D expense	945	—
Loss on debt extinguishment	9,830	—
Amortization of debt discount and debt issuance costs	10,600	9,015
(Loss) gains on investments, net	(255)	24
Change in fair value of contingent consideration	(47,142)	5,106
Deferred income taxes	(146,682)	2,573
Changes in operating assets and liabilities:
Accounts receivable, net	(8,889)	13,390
Inventories	(600)	(1,369)
Receivable from collaboration	—	428
Prepaid and other current assets	(1,409)	(1,293)
Accounts payable and accrued expenses	29,977	19,940
Deferred revenues	14,134	21,888
Other assets and liabilities	(1,139)	1,467
Net cash provided by operating activities	86,648	183,702
Cash flows from investing activities:
Proceeds from sales or maturities of investments	279,526	71,733
Purchase of investments	(110,894)	(142,175)
Intrarosa developed technology	(55,800)	—
Change in restricted cash	(60)	—
Capital expenditures	(6,573)	(3,360)
Net cash provided by (used in) investing activities	106,199	(73,802)
Cash flows from financing activities:
Long-term debt principal payments	(328,125)	(13,127)
Proceeds from 2022 Convertible Notes	320,000	—
Payment to repurchase 2019 Convertible Notes	(191,480)	—
Proceeds to settle warrants	323	—
Payment of convertible debt issuance costs	(9,553)	—
Payments of contingent consideration	(165)	(212)
Payments for repurchases of common stock	—	(20,000)
Proceeds from the issuance and exercise of common stock options	2,350	2,184
Payments of employee tax withholding related to equity-based compensation	(2,588)	(2,171)
Net cash used in financing activities	(209,238)	(33,326)
Net (decrease) increase in cash and cash equivalents	(16,391)	76,574
Cash and cash equivalents at beginning of the period	274,305	228,705
Cash and cash equivalents at end of the period	$257,914	$305,279
Supplemental data for cash flow information:
Cash paid for taxes	$3,565	$4,611
Cash paid for interest	$50,892	$58,319
Non-cash investing and financing activities:
Fair value of common stock issued in connection with the acquisition of the Intrarosa intangible asset	$12,555	$—
Contingent consideration accrued for the acquisition of the Intrarosa intangible asset	$9,300	$—

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three Months Ended September 30, 2017
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Cost of services	Research & development	Selling, general & administrative	Intangible asset impairment charges	Operating Income / Adjusted EBITDA
GAAP	$153,741	$31,085	$5,559	$16,274	$31,307	$319,246	$(249,730)
Purchase accounting adjustments related to CBR deferred revenue	1,376	—	—	—	—	—
Depreciation and intangible asset amortization	—	(23,706)	(395)	(29)	(4,845)	—
Non-cash inventory step-up adjustments	—	(300)	—	(103)	—	—
Stock-based compensation	—	(430)	(135)	(799)	(5,024)	—
Adjustments to contingent consideration	—	—	—	—	49,929	—
Impairment charges of intangible assets	—	—	—	—	—	(319,246)

Non-GAAP Adjusted	$155,117	$6,649	$5,029	$15,343	$71,367	$—	$56,729

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three Months Ended September 30, 2016
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Cost of services	Research & development	Selling, general & administrative	Intangible asset impairment charges	Operating Income / Adjusted EBITDA
GAAP	$143,782	$25,706	$4,984	$17,116	$57,216	$—	$38,760
Purchase accounting adjustments related to CBR deferred revenue	1,985	—	—	—	—	—
Depreciation and intangible asset amortization	—	(19,223)	(359)	(43)	(5,047)	—
Non-cash inventory step-up adjustments	—	(1,573)	—	—	—	—
Stock-based compensation	—	(118)	—	(858)	(4,492)	—
Adjustments to contingent consideration	—	—	—	—	(3,708)	—

Non-GAAP Adjusted	$145,767	$4,792	$4,625	$16,215	$43,969	$—	$76,166

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Nine Months Ended September 30, 2017
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Cost of services	Research & development	Acquired in-process research and development	Selling, general & administrative	Intangible asset impairment charges	Operating Income / Adjusted EBITDA
GAAP	$451,608	$90,761	$16,130	$63,021	$65,845	$182,719	$319,246	$(286,114)
Purchase accounting adjustments related to CBR deferred revenue	4,106	—	—	—	—	—	—
Depreciation and intangible asset amortization	—	(69,700)	(1,178)	(118)	—	(16,613)	—
Non-cash inventory step-up adjustments	—	(1,228)	—	(103)	—	—	—
Stock-based compensation	—	(689)	(202)	(2,651)	—	(14,517)	—
Adjustments to contingent consideration	—	—	—	—	—	47,142	—
Impairment charges of intangible assets	—	—	—	—	—	—	(319,246)
Transaction/Acquisition-related costs	—	—	—	—	—	(1,462)	—
Acquired IPR&D	—	—	—	—	(65,845)	—	—

Non-GAAP Adjusted	$455,714	$19,144	$14,750	$60,149	$—	$197,269	$—	$164,402

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Nine Months Ended September 30, 2016
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Cost of services	Research & development	Selling, general & administrative	Intangible asset impairment charges	Restructuring	Operating Income / Adjusted EBITDA
GAAP	$380,500	$65,942	$15,705	$45,579	$172,314	$15,963	$712	$64,285
Purchase accounting adjustments related to CBR deferred revenue	15,600	—	—	—	—	—	—
Depreciation and intangible asset amortization	—	(48,909)	(1,063)	(98)	(15,034)	—	—
Non-cash inventory step-up adjustments	—	(3,856)	—	(861)	—	—	—
Stock-based compensation	—	(386)	(9)	(2,582)	(13,831)	—	—
Adjustments to contingent consideration	—	—	—	—	(5,106)	—	—
Impairment charges of intangible assets	—	—	—	—	—	(15,963)	—
Restructuring costs	—	—	—	—	—	—	(712)

Non-GAAP Adjusted	$396,100	$12,791	$14,633	$42,038	$138,343	$—	$—	$188,295

AMAG Pharmaceuticals, Inc.
Reconciliation of 2017 Financial Guidance of Non-GAAP Adjusted EBITDA
(Unaudited, amounts in millions)

	2017
	Previous	Updated
	Financial Guidance	Financial Guidance
GAAP Net Loss	($62) - ($31)	($235) - ($220)
Adjustments:
Interest expense, net	66	68
Loss on debt extinguishment	10	10
Provision for income tax benefit	(37) - (18)	(162) - (157)
Operating income (loss)	($23) - $27	($319) - ($299)
Purchase accounting adjustments related to CBR deferred revenue	6	6
Depreciation and intangible asset amortization	127	155
Non-cash inventory step-up adjustments	2	2
Stock-based compensation	27	27
Adjustments to contingent consideration	5	(46)
Impairment of intangible assets	—	319
Acquired IPR&D5	66	66
Non-GAAP adjusted EBITDA	$210 - $260	$210 - $230

5 Reflects accounting charges associated with one-time upfront payments to Palatin and Endoceutics as required under the terms of the licensing agreements.

AMAG Pharmaceuticals, Inc.
Share Count Reconciliation
(Unaudited, amounts in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016
Weighted average basic shares outstanding	35.3		34.2		34.9		34.4
Employee equity incentive awards	—	[6]	0.5		—	[6]	0.4
Convertible notes	—	[6]	7.4		—	[6]	—	[6]
GAAP diluted shares outstanding	35.3		42.1		34.9		34.8
Employee equity incentive awards	0.2	[7]	—		0.3	[7]	—
Effect of bond hedge and warrants	—		(7.4)	[8]	—		—
Non-GAAP diluted shares outstanding	35.5		34.7		35.2		34.8

6 Employee equity incentive awards and convertible notes would be anti-dilutive in this period.
7 Reflects the non-GAAP dilutive impact of employee equity incentive awards.
8 Reflects the impact of the non-GAAP benefit of the bond hedge and warrants.

CONTACT:
AMAG Pharmaceuticals, Inc.
Linda Lennox
Vice President, Investor Relations
O: 617-498-2846
M: 908-627-3424